Crowe Horwath CO S.A.
Member Crowe Horwath International

Carrera 53 No 82-86, Of 601
Barranquilla, Colombia
NIT 830.000.818-9
57.5.385.1888 MAIN
barranquilla@crowehorwath.com.co
www.crowehorwath.com.co

Barranquilla, Colombia

February 7, 2014

Tecnoglass Inc.

Avenida Circunvalar a 100 mts de la Vía 40

Barrio Las Flores

Barranquilla, Colombia

Dear Sirs:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of C.I. Energía Solar S.A. E.S. Windows and Tecnoglass, S.A. for the nine-month periods ended September 30, 2013 and 2012 and have issued our report dated October 28, 2013.

As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 dated December 4, 2013, are being incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement, prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Alexander Camargo Mahecha

ALEXANDER CAMARGO MAHECHA

Partner

Crowe Horwath CO S.A. is member of Crowe Horwath International.